Exhibit 10.27

[Guess?, Inc. Letterhead]

January 25, 2019

Mr. Paul Marciano

Dear Paul:

I am very pleased to extend to you an offer to continue employment with GUESS?, Inc. (the “Company”) as the Company’s Chief Creative Officer, reporting to the Company’s Board of Directors, commencing January 31, 2019 when the “Employment Term” under your current Executive Employment Agreement with the Company dated January 31, 2016 and as amended April 28, 2017 (the “Employment Agreement”) has expired.

Your employment with the Company pursuant to this letter will be for no specific period of time and will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason (or for no reason), with or without cause, and with or without prior notice. In the event of any termination of your employment, the severance benefit provisions of the Employment Agreement shall not apply.

Please indicate your acceptance of this offer by signing at the end of this letter.

We look forward to your continued contributions to the Company’s success.

Sincerely,

/s/ Maurice Marciano______    _______
Maurice Marciano

AGREED & ACCEPTED

/s/ Paul Marciano ______    _______
Paul Marciano